Exhibit 99

FOR:	THE SPORTSMAN’S GUIDE
411 Farwell Avenue
	South Saint Paul, Minn. 55075	FOR IMMEDIATE RELEASE
NASDAQ NMS: SGDE

CONTACT:	William P. Bartkowski
MeritViewPartners
612.605.8616
The Sportsman’s Guide Releases Record Fourth Quarter and Record 2005 Year-End Results; Final
Consolidated Net Sales and EPS at High End of Guidance
Company Reports Consolidated Net Sales up Nearly 23%
and Net Income Up 51% for the Year
South St. Paul, Minn. (3/07/06) - The Sportsman’s Guide, Inc. (Nasdaq NMS: SGDE) today reported record results of operations for the quarter and year ended December 31, 2005, with consolidated net sales and earnings per share that are at the high end of the Company’s most recent guidance.
     After adjusting out the additional week in the fourth quarter of 2004, the consolidated net sales for the fourth quarter of 2005 increased by nearly 10% to $95.2 million. Company officials noted that the fourth quarter of 2004 included 14 weeks of activity, compared with 13 weeks this year. The additional week resulted in approximately $4 million of incremental net sales with minimal effect on net earnings in the quarter or for the year of 2004.
     The Company reported net earnings of $4.5 million, or $0.53 per fully diluted share for the fourth quarter of 2005, compared with $3.7 million, or $0.46 per share, reported for the three months ended December 31, 2004. Earnings per share for 2004 reflect the 3-for-2 stock split, distributed April 15, 2005.
     For the twelve months ended December 31, 2005, consolidated net sales were $285.1 million, a 23% increase over the $232.5 million reported for 2004. The increase is nearly 25% when the additional week in 2004 is not considered. The Company recorded net earnings of $11.5 million, or $1.38 per fully diluted share, for the year, an increase of 51% when compared with net earnings of $7.6 million, or $0.95 per share, for the twelve months ended December 31, 2004.
     Gregory R. Binkley, President and Chief Executive Officer of the Company, stated, “These record results clearly validate that our formula continues to work and yield exceptional results. In 2005 we saw consolidated net sales and net earnings grow 23% and 51% respectively over 2004. These increases were due to the addition of and the strong performance of The Golf Warehouse, (“TGW”), and the continuing growth of The Sportsman’s Guide (“TSG”). We also continued to generate high levels of Internet-related sales, as they once again totaled nearly 60% of total catalog and Internet sales for the year.”
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     Binkley also noted that the Company ended the year with just over $14 million in cash and cash equivalents on the balance sheet, no bank debt and no remaining debt associated with the acquisition of TGW.
     The Sportsman’s Guide, Inc. will hold a conference call tomorrow at 10:30 am CT, Wednesday, March 8, 2006, to discuss the quarter and year-end results. Gregory R. Binkley, President and Chief Executive Officer of the Company, and Charles B. Lingen, Executive Vice President and Chief Financial Officer, will be present on the call. Participants may access the call by dialing 1-800-616-9004 five to 10 minutes prior to the scheduled start time and asking for The Sportsman’s Guide conference call. The call may also be accessed via the Internet at www.SportsmansGuideIR.com.
     The Sportsman’s Guide is an Internet and catalog retailer offering value-priced outdoor gear and general merchandise, with a special emphasis on outdoor clothing, outdoor equipment, golf apparel and equipment and footwear. The company sells through both Internet websites and catalogs. The Company’s websites include www.sportsmansguide.com, www.tgw.com, www.bargainoutfitters.com, www.baseballsavings.com and www.softballsavings.com.
This release contains forward looking statements which are subject to change based on various important factors, including but not limited to general economic conditions, a changing market environment for the Company’s products and the market acceptance of the Company’s catalogs.
- financial highlights follow -

The Sportsman’s Guide, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands of dollars)

	December 31,	December 31,
	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$14,050	$8,616
Accounts receivable — net	4,437	3,955
Inventory	34,238	29,148
Promotional material	4,462	3,578
Prepaid expenses and other	3,761	3,123
Deferred income taxes	2,027	1,767

Total current assets	62,975	50,187
PROPERTY AND EQUIPMENT, NET	2,325	2,693
OTHER ASSETS
Goodwill	17,205	17,176
Trade and domain name	10,200	10,200
Other	1,185	658

Total other assets	28,590	28,034

Total assets	$93,890	$80,914

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$26,687	$23,832
Accrued expenses and other current liabilities	24,465	21,822

Total current liabilities	51,152	45,654
LONG-TERM LIABILITIES	769	5,388

Total liabilities	51,921	51,042
SHAREHOLDERS’ EQUITY	41,969	29,872

Total liabilities and shareholders’ equity	$93,890	$80,914

The Sportsman’s Guide, Inc. and Subsidiaries
Consolidated Statements of Earnings
For The Three Months And Years Ended
December 31, 2005 and 2004
(In thousands, except per share data)

	Three months ended		Years ended
	December 31,		December 31,
	2005	2004	2005	2004
Sales	$95,215	$91,062	$285,120	$232,465
Cost of sales	63,329	60,752	194,267	158,081

Gross profit	31,886	30,310	90,853	74,384
Selling, general and administrative expenses	24,858	24,283	72,789	62,122

Earnings from operations	7,028	6,027	18,064	12,262
Interest expense	(91)	(193)	(304)	(361)
Miscellaneous income (expense), net	144	(82)	326	(2)

Earnings before income taxes	7,081	5,752	18,086	11,899
Income tax expense	2,581	2,084	6,633	4,306

Net earnings	$4,500	$3,668	$11,453	$7,593

Net earnings per share:
Basic	$.61	$.52	$1.58	$1.07

Diluted	$.53	$.46	$1.38	$.95

Weighted average common and common equivalent shares outstanding:
Basic	7,371	7,075	7,228	7,078

Diluted	8,463	8,000	8,290	7,985

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